Exhibit 99.1

Investor and Media Contact:
A. Pierre Dubois
Investor Relations & Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com

BPZ Energy Provides Fourth Quarter and Year Ended December 31, 2012 Financial and Operational Results

HOUSTON,TX ‒ March 7, 2013 ‒ BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today provided summary financial and operational results for the fourth quarter and full year ended December 31, 2012.

Highlights:

●	Closed and transferred a 49% participating interest in Block Z-1 to Pacific Rubiales Energy Corp.
●	Finished the year with $126 million of remaining carry at Block Z-1.
●	Ended the year with a cash and cash equivalents balance of $84 million and restricted cash balances of $73 million.
●	Reduced bank debt by $47 million and extended the final maturity dates.
●	Lowered general and administrative expenses by 18% as compared to 2011.
●	Achieved the first million barrels of production from the Corvina 21XD well at the CX-11 platform.
●	Completed fabrication, delivery and installation of the CX-15 platform at Corvina.
●	Began preparations for the new development drilling campaign.
●	Installed and commissioned the water and gas reinjection equipment at Albacora.
●	Finished acquisition of 1,600 square kilometers of 3D seismic data on Block Z-1, with processing and interpretation ongoing.
●	Continued optimization of Corvina and Albacora field oil production, with the workover campaign at Corvina recently reinitiated.
●	Completed 2D and 3D onshore seismic interpretation.
●	Received special recognition as a socially responsible company from Peru 2021 and the Peruvian National Society of Mining, Petroleum and Energy.

BPZ Energy President and CEO Manolo Zúñiga commented, “During 2012 we achieved our key objectives which will enable us to return to drilling. These efforts included finalizing a joint venture partnership to accelerate development of Block Z-1. With the added operational, technical and financial resources we are better positioned to execute our business plan.”

“Offshore the development drilling campaign at the Corvina CX-15 platform targeting 12 million of net proved undeveloped reserves will commence soon. Processing and interpretation of the comprehensive 3D seismic data acquired at Block Z-1 continues, which will further refine our development drilling locations and our future offshore exploration campaign. Subject to confirmation from the new 3D data, we are prepared to return to drilling at Albacora later this year.”

“Onshore we intend to begin an exploration drilling program targeting shallow oil prospects at Block XXIII and acquire additional seismic data at Blocks XIX and XXII, subject to receipt of necessary permits,” concluded Mr. Zúñiga.

FINANCIAL SUMMARY

The results in this release are impacted by the formation and closing of an unincorporated joint venture with Pacific Rubiales Energy Corp. (PRE) in 2012 to explore and develop the offshore Block Z-1 located in Peru. Pursuant to the agreements, PRE paid $150 million for a 49% participating interest in Block Z-1 and agreed to fund $185 million of BPZ Energy’s share of capital and exploratory expenditures in Block Z-1 from January 1, 2012. On December 14, 2012, Perupetro S.A. approved the terms of the amendment of the license contract for the sale of 49% of the participating interest in Block Z-1 to PRE (“closing”). On December 30, 2012, the Peruvian Government signed the Supreme Decree for the execution of the amendment to the Block Z-1 license contract.

As a result of the December 14, 2012 closing, the Company’s fourth quarter and full year results reflect respective adjustments to each partner’s share of production, revenues and certain expenses during the period from December 14 to December 31, 2012.

Fourth Quarter 2012

For the fourth quarter ended December 31, 2012, the Company reported operating income of $10.2 million and net income of $13.8 million, or $0.12 per share, compared to an operating loss of $27.9 million and a net loss of $31.7 million, or $0.27 per share, for the same period last year.

Reported operating income for the fourth quarter 2012 compared to the operating loss for the same period in 2011, was primarily due to the gain on divestiture before tax of $26.9 million from the sale of a 49% participating interest in Block Z-1 to PRE. In addition, revenues were lower in the fourth quarter 2012 compared to the same period in 2011 due to lower oil production and decreased oil sales volumes. The fourth quarter of 2011 also included $13.1 million of dry hole costs whereas there were no dry hole costs in the fourth quarter of 2012.

Full Year 2012

For the twelve months ended December 31, 2012, the Company reported an operating loss of $28.6 million and a net loss of $39.1 million, or $0.34 per share, compared to an operating loss of $11.5 million and net loss of $33.8 million, or $0.29 per share, for the same period last year.

The larger operating loss for full year 2012, compared to the same period in 2011, was mainly due to lower revenues of $20.8 million and higher overall operating expenses, including $31.4 million of higher geological, geophysical and engineering expenses mainly related to the comprehensive Block Z-1 3D seismic survey. The larger operating loss was offset by the $26.9 million gain on divestiture from Block Z-1 and $6.8 million of lower general and administrative expenses. The 2011 period also included $13.1 million of dry hole costs whereas there were no dry hole costs in 2012.

EBITDAX

Earnings before interest, income taxes, depreciation, depletion and amortization and exploration expense (“EBITDAX”) was a positive $2.6 million and $33.3 million for the three and twelve months ended December 31, 2012, respectively, compared to a negative $1.7 million and a positive $51.8 million for the same periods last year, respectively.

Included in the release for reference are the Company’s Consolidated Statements of Operations and a reconciliation of EBITDAX (non-GAAP measure) to U.S. GAAP for the three and twelve months ended December 31, 2012 compared to the same periods last year.

BPZ Resources, Inc. and Subsidiaries
Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenue:
Oil revenue, net	$25,017	$31,108	$122,708	$139,354
Other revenue	35	778	250	4,386

Total net revenue	25,052	31,886	122,958	143,740

Operating and administrative expenses:
Lease operating expense	14,064	21,610	52,458	50,792
General and administrative expense	7,299	11,841	31,806	38,600
Geological, geophysical and engineering expense	7,540	1,025	40,686	9,315
Dry hole costs	-	13,082	-	13,082
Depreciation, depletion and amortization expense	11,515	11,133	45,873	38,944
Standby costs	1,251	1,079	5,340	4,529
Other expense	-	-	2,266	-
Gain on divestiture	(26,864)	-	(26,864)	-

Total operating and administrative expenses	14,805	59,770	151,565	155,262

Operating income (loss)	10,247	(27,884)	(28,607)	(11,522)

Other income (expense):
Income (loss) from investment in Ecuador property, net	(47)	53	62	412
Interest expense, net	(3,523)	(5,532)	(16,115)	(19,772)
Loss on extinguishment of debt	-	-	(7,318)	-
Loss on derivatives	(319)	(2,045)	(2,610)	(2,046)
Interest income	22	187	44	453
Other income (expense)	195	734	(159)	1,083

Total other expense, net	(3,672)	(6,603)	(26,096)	(19,870)

Income (loss) before income taxes	6,575	(34,487)	(54,703)	(31,392)

Income tax expense (benefit)	(7,268)	(2,756)	(15,614)	2,435

Net income (loss)	$13,843	$(31,731)	$(39,089)	$(33,827)

Basic net income (loss) per share	$0.12	$(0.27)	$(0.34)	$(0.29)
Diluted net income (loss) per share	$0.12	$(0.27)	$(0.34)	$(0.29)

Basic weighted average common shares outstanding	115,742	115,484	115,631	115,367
Diluted weighted average common shares outstanding	115,928	115,484	115,631	115,367

RESERVE SUMMARY

As previously announced, the 2012 year-end net total proved crude oil reserve estimate is 16.4 million barrels covering the Company’s Corvina and Albacora fields located in offshore Block Z-1 in Peru. The reserves estimates were prepared by the Company’s independent reserve auditors Netherland, Sewell & Associates, Inc. (NSAI).

Commodity price of $108.10 per barrel, used in calculating the economic quantities of reserves, was based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2012 through December 2012. Please also see the Company’s SEC filing on Form 10-K for the year ended December 31, 2012, expected to be filed March 15, 2013, for additional information.

Net Proved Crude Oil Reserves and Future Net Cash Flows

As of December 31, 2012

Based on Average First Day-of-the-Month Fiscal-Year Prices

	Actual	Estimated Future Capital Expenditures
	(In MBbls)	(In thousands)
Proved Developed Producing	1,679	$1,020
Proved Developed Not Producing	446	102
Proved Undeveloped	14,301	80,292
Total	16,426	$81,414

Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (in thousands)	$891,313

PRODUCTION AND REVENUE

Production

All production numbers are “net” in reference to BPZ Energy’s 51% working interest in Block Z-1, unless noted as “gross” which references the 100% combined BPZ and Pacific Rubiales Energy Corp. gross working interest in Block Z-1.

For the three months ended December 31, 2012, total production from the offshore Corvina and Albacora fields in Block Z-1 was approximately 139 thousand barrels of oil (274 thousand barrels gross), or 1,516 barrels of oil per day (bopd) (2,973 bopd gross) compared to 155 thousand barrels of oil (303 thousand barrels gross), or 1,683 bopd (3,300 bopd gross) for the same period in 2011.

For the full year ended December 31, 2012, total production from the offshore Corvina and Albacora fields in Block Z-1 was approximately 618 thousand barrels of oil (1.2 million barrels gross), or 1,693 bopd (3,320 bopd gross) compared to 702 thousand barrels of oil (1.4 million barrels gross), or 1,922 bopd (3,770 bopd gross) for the same period in 2011.

The lower oil production in 2012 is due to natural decline in production in the Corvina field as well as a mechanical problem in one of the gas reinjection wells that affected Corvina oil production. These items were partially offset by higher oil production in 2012 from the Albacora field.

Revenue

For the three months ended December 31, 2012, oil revenues net of royalties decreased by $6.1 million to $25.0 million from $31.1 million for the same period in 2011. During the recent quarter, net oil sales volumes and realized pricing per barrel were 245 thousand barrels and $101.93 per barrel, compared to 311 thousand barrels and $100.16, respectively, for the same quarter last year. Higher net realized pricing of $1.77 per barrel was partially offset by lower net oil sales volumes of 66 thousand barrels.

For the year ended December 31, 2012, oil revenues net of royalties decreased by $16.7 million to $122.7 million from $139.4 million for the same period in 2011. The decrease in net oil revenue is due to a decrease in the amount of oil sold of 192 thousand barrels, partially offset by a higher oil price received of $103.31 compared to $101.01 in the same period last year.

EXPENSE SUMMARY

Lease Operating Expense

For the fourth quarter ended December 31, 2012, lease operating expense (LOE) decreased by $7.5 million to $14.1 million ($57.30 per barrel) compared to $21.6 million ($69.58 per barrel), for the same period in 2011. The main reasons for the decrease were lower workover costs of $5.4 million, lower repairs and maintenance expenses of $0.9 million, lower equipment rental charges of $0.7 million and net lower other lease operating costs of $0.5 million.

For the year ended December 31, 2012, LOE increased by $1.7 million to $52.5 million ($44.16 per barrel) from $50.8 million ($36.82 per barrel) for the same period in 2011. The increase in LOE is due to increased repair and maintenance expenses of $2.1 million, increased lease operating costs associated with oil inventory of $1.5 million, increased contract services of $1.4 million and increased net other lease operating costs of $2.6 million. Partially offsetting these increases is a decrease in workover expenses of $5.9 million.

General and Administrative

For the three months ended December 31, 2012, total general and administrative (G&A) expenses decreased by $4.5 million to $7.3 million compared with $11.8 million for the same period in 2011. Stock-based compensation expense, a subset of G&A expenses was $0.8 million for the recent quarter compared to $0.8 million for the same period in 2011.

G&A expenses, excluding stock based compensation, decreased $4.5 million to $6.5 million from $11.0 million for the same period in 2011. The $4.5 million decline is due to a decrease in a receivable reserve of $1.5 million, a decrease in net legal costs of $1.4 million, lower consulting services of $1.1 million, and a decrease in other G&A costs of $0.5 million.

For the year ended December 31, 2012, G&A expenses decreased by $6.8 million to $31.8 million from $38.6 million for the same period in 2011.  Stock-based compensation expense, a subset of general and administrative expenses, decreased by $1.2 million to $2.8 million for the year ended December 31, 2012 from $4.0 million for the same period in 2011.

G&A expenses, excluding stock based compensation, decreased $5.6 million to $29.0 million from $34.6 million for the same period in 2011. The $5.6 million decrease is due to lower consulting costs of $1.7 million, a decrease in a receivable reserve of $1.5 million, lower salary and related costs of $1.4 million, lower legal costs of $0.8 million and lower other general and administrative costs of $0.2 million.

Geological, Geophysical and Engineering

For the three months ended December 31, 2012, geological, geophysical and engineering expenses (GG&E) were $7.5 million compared to $1.0 million for the same period in 2011.

For the year ended December 31, 2012, GG&E expenses increased by $31.4 million to $40.7 million compared to $9.3 million for the same period in 2011.

The reason for the increase in both periods is due to the comprehensive 3D seismic acquisition at offshore Block Z-1.

Dry Hole Costs

There were no dry hole costs during 2012. Results for the fourth quarter and full year 2011 reflect dry hole costs of $13.1 million related to the onshore PLG-1X exploratory well in Block XIX.

Depreciation, Depletion and Amortization

For the three months ended December 31, 2012, depreciation, depletion and amortization (DD&A) expense increased to $11.5 million from $11.1 million for the same period in 2011.

For the twelve months ended December 31, 2012, DD&A expense increased to $45.9 million from $38.9 million for the same period in 2011. For the year ended December 31, 2012, depletion expense increased $4.7 million to $31.5 million from $26.8 million during the same period in 2011. The increase is due to a lower reserve base in the Corvina and Albacora fields in 2012.

For the year ended December 31, 2012, depreciation expense increased $2.3 million to $14.4 million compared to $12.1 million for the same period in 2011 due to increased production and general equipment added in 2011.

Standby Costs

For the year ended December 31, 2012, the Company incurred $5.3 million in standby rig costs compared to $4.5 million for the same period last year.

During 2012, three rigs were on standby for various periods during the year. These were the Petrex-18 during the year, and the Petrex-28 and Petrex-10 for the fourth quarter of 2012. Standby costs were incurred during 2011 for the Petrex-9 rig.

Other Operating Expense

For the year ended December 31, 2012, the Company reported $2.3 million of charges related to requirements for partial abandonment of a pre-existing platform at the Piedra Redonda field in Block Z-1. The $2.3 million charge is in addition to the Piedra Redonda platform abandonment costs previously recorded in the third quarter of 2010. There were no similar expenses incurred in 2011.

Gain on Divestiture

On April 27, 2012, BPZ Energy and PRE executed a Share Purchase Agreement which called for BPZ to sell 49% participating interest in Block Z-1 to Pacific Rubiales for $150.0 million in cash. In December 2012, both parties closed the transaction and also received a Peruvian Government Supreme Decree for the execution of the amendment to the Z-1 license contract.

The $26.9 million gain on divestiture before tax results from the receipt of net proceeds (the $150.0 million, less transaction costs of $5.7 million) being greater than the 49% of Block Z-1 net book value of assets sold of $117.4 million. Tax impacts of this gain are discussed under the Income Taxes section below.

Other Income (Expense)

For the three months ended December 31, 2012, total other expense was $3.7 million, compared to $6.6 million for the same period in 2011.

During the fourth quarter of 2012, the Company recognized approximately $3.5 million of net interest expense, which includes $3.6 million of capitalized interest expense. For the same period in 2011, $5.5 million in net interest expense was recognized which included $3.5 million of capitalized interest. The decrease of $2.0 million in net interest expense is due to a lower amount of interest bearing debt outstanding compared to the same period in 2011.

In connection with obtaining the $40.0 million and the $75.0 million secured debt facilities in January and July 2011, the Company entered into performance based arranger fees that the Company accounts for as embedded derivatives. As a result of the fair value measurement for the three months ended December 31, 2012, the loss associated with the embedded derivatives was $0.3 million, compared to a $2.1 million loss for the three months ended December 31, 2011.

For full year 2012, total other expense was $26.1 million, compared to $19.9 million during the same period in 2011.

Net interest expense was $16.1 million, which includes $15.6 million of capitalized interest expense. This compares to $19.8 million in net interest expense, which included $10.7 million of capitalized interest for the same period in 2011. The decrease of $3.7 million in net interest expense for full-year 2012, compared to the same period in 2011, is due to higher capitalized interest related to the higher construction in progress balances.

The Company also recognized a $7.3 million loss on the extinguishment of debt during 2012. There was no similar charge in 2011.

As a result of the fair value measurement for full year 2012, the loss associated with the embedded derivatives described previously was $2.6 million, compared with $2.0 million in 2011.

Income Taxes

For the three months ended December 31, 2012, the Company recognized an income tax benefit of $7.3 million on income before income taxes of $6.6 million. For the comparable 2011 period, the Company recognized an income tax benefit of $2.8 million on a loss before income taxes of $34.5 million.

For the year ended December 31, 2012, the Company recognized income tax benefit of $15.6 million on loss before income taxes of $54.7 million. This compares to income tax expense of $2.4 million on a loss before income taxes of $31.4 million in 2011.

Impacting both the fourth quarter of 2012 and full year 2012 tax expenses was a net benefit of $4.3 million related to the sale of a 49% participating interest in Block Z-1. This is a result of a reduction to our deferred tax expense of $15.7 million partially offset by an estimated current tax expense on the transaction of some $11.4 million.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At December 31, 2012, the Company had cash and cash equivalents of $83.5 million and a working capital surplus of $58.8 million, including $25.1 million of restricted cash in current assets. In addition, the Company held $47.7 million of restricted cash in non-current accounts.

Capital Expenditures

During the year ended December 31, 2012, there were gross capital expenditures of approximately $88.7 million associated with the development initiatives for the exploration and production of oil and natural gas reserves and the complementary development of gas-fired power generation of electricity for sale in Peru. Total capital expenditures included $15.6 million of capitalized interest.

Included in 2012 capital expenditures, excluding capitalized interest, are $56.1 million related to costs incurred in the CX-15 platform design, fabrication, and installation as well as pipeline connections and $4.9 million for the development of equipment for permanent production facilities at Albacora.

Other capital expenditures included $5.7 million related to the CX-15 development drilling program and $6.4 million related to other projects, including artificial lift and lease automatic custody transfer unit to be located at the Corvina field.

Pacific Rubiales provided funding for capital expenditures for Block Z-1 of $70.7 million for the year ended December 31, 2012.

Capital Resources

At December 31, 2012, the current and long-term portions of debt were $24.0 million and $197.2 million, respectively, totaling $221.2 million.

Outstanding short-term debt and long-term debt consisted of 2015 Convertible Notes whose net amount of $153.5 million includes the $170.9 million of principal reduced by $17.4 million of the remaining unamortized discount. In addition, there was $35.0 million outstanding under the $75.0 million secured debt facility and $32.7 million outstanding under the $40.0 million secured debt facility.

At December 31, 2012 the balance in the debt service reserves accounts for both the $40.0 million secured debt facility and the $75.0 million secured debt facility was $32.7 million and $35.0 million respectively.

At December 31, 2012, based on the Company’s share of 2012 Block Z-1 capital and exploratory expenditures credited against the carry amount, and the sale adjustments, the carry balance available for future capital and exploratory expenditures in Block Z-1 was $126.3 million.

SUBSEQUENT EVENTS

In January 2013, the Company received a waiver for the fourth quarter minimum crude oil production requirement under the secured debt facilities.

In March 2013, the Company settled all significant claims brought by the crewmembers of the Supe, and this matter is now substantially concluded.

RECONCILIATION OF NON-GAAP MEASURE

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$13,843	$(31,731)	$(39,089)	$(33,827)
Interest expense	3,523	5,532	16,115	19,772
Loss on extinguishment of debt	-	-	7,318	-
Income tax expense (benefit)	(7,268)	(2,756)	(15,614)	2,435
Depreciation, depletion and amortization expense	11,515	11,133	45,873	38,944
Geological, geophysical and engineering expense	7,540	1,025	40,686	9,315
Dry hole costs	-	13,082	-	13,082
Other expense	-	-	2,266	-
Loss on derivatives	319	2,045	2,610	2,046
Gain on divestiture	(26,864)	-	(26,864)	-
EBITDAX (a)	$2,608	$(1,670)	$33,301	$51,767

(a)

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

CONFERENCE CALL

The Company will hold a conference call and webcast to discuss fourth quarter and year-end 2012 financial and operational results on Friday, March 8, 2013, at 10:00 a.m. CST (11:00 a.m. EST). The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com for more information or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

Conference Code:	14992039

A replay of the call will also be available at the Investor Relations section of the Company’s website later in the day.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru. The Company holds a 51% working interest and Pacific Rubiales Energy Corp. holds a 49% working interest in offshore Block Z-1, for which current activity includes the development of the Corvina oil discovery, as well as the redevelopment of the Albacora field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including the estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

###